EXHIBIT 5.1

                               WIGGIN AND DANA LLP
                                One Century Tower
                               New Haven, CT 06508
                             (203) 498-4400 (Phone)
                              (203) 782-2889 (fax)

June 28, 2004

UIL Holdings Corporation
157 Church Street
New Haven, Connecticut 06506

Ladies and Gentlemen:

         We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of UIL Holdings Corporation (the "Company"), relating to 146,690 shares of the Company's Common Stock, without par value (the "Shares"), to be issued under The United Illuminating Company 401(k)/Employee Stock Ownership Plan (the "Plan").

         As counsel for the Company, we have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, any original issuance Shares distributed pursuant to the Plan being registered pursuant to the Registration Statement, when issued and paid for under the Plan in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

         This opinion set forth herein is limited to the federal laws of the United States and the laws of the State of Connecticut. We do not express any opinion herein concerning the effect of any other law.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Wiggin and Dana LLP

Wiggin and Dana LLP